Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Form	Registration Number	Prospectus
S-3	333-180532	Guaranteed Accumulation Account
S-3	333-166370	ING Select Rate
S-3	333-162420	ING Select Multi-Index 5&7
S-3	333-133158	ING Multi-Rate Annuity
S-3	333-133157	ING Guaranteed Account
S-3	333-130827	ING Multi-Rate Annuity (IICA)
S-3	333-130833	Guaranteed Account (IICA)

of our reports dated March 27, 2014, with respect to the consolidated financial statements and schedules of ING Life Insurance and Annuity Company included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 27, 2014